Exhibit 99.1

June 9, 2025

The Board of Directors

NV5 Global, Inc.

200 South Park Road, Suite 350

Hollywood, FL 33021

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 14, 2025, to the Board of Directors (the “Board”) of NV5 Global, Inc. (“NV5”) and to the Special Committee of the Board of NV5 as Annex D to, and reference to such opinion letter under the headings “Summary — Opinion of Baird,” “The Merger — Background of the Merger,” “The Merger — Recommendation of the NV5 Board and Reasons for the Merger; Reasons for the Merger,” and “The Merger — Opinion of Baird” in, the joint proxy statement/prospectus relating to the proposed transaction involving NV5 and Acuren Corporation, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Acuren Corporation (the “Registration Statement”). Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our opinion letter is not to be used, circulated, quoted or otherwise referred to, for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ ROBERT W. BAIRD & CO. INCORPORATED

ROBERT W. BAIRD & CO. INCORPORATED